Exhibit 99.1

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

March 12, 2015

Helmerich & Payne, Inc. Announces Pricing of $500 Million Offering of

4.65% Senior Notes due 2025

Helmerich & Payne, Inc. (NYSE: HP) (the “Company”) announced today that its wholly owned subsidiary Helmerich & Payne International Drilling Co. (“Helmerich & Payne International Drilling”) has priced its previously announced private offering of $500 million aggregate principal amount of 4.65% senior notes due 2025. The notes initially will be guaranteed on a senior unsecured basis by the Company.

Helmerich & Payne International Drilling intends to use the net proceeds from the offering for general corporate purposes, including capital expenditures associated with its rig construction program.

The offering is expected to close on March 19, 2015, subject to customary closing conditions.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws or blue sky laws and foreign securities laws.

The notes and the guarantee will be offered only to qualified institutional buyers under Rule 144A under the Securities Act and to persons outside the United States under Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Safe Harbor Statement and Disclaimer

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Contact:
Investor Relations
investor.relations@hpinc.com
(918) 588-5190